EXHIBIT 23.4


                        Consent of Independent Auditors



We consent to the incorporation by reference in this Form F-3 Registration Statement of of our report dated February 9, 2000 included in the Pivotal Corporation Current Report on Form 8-K filed August 16, 2000 regarding the consolidated balance sheets of Exactium Ltd. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changed in shareholders' deficiency and cash flows for each of the two years in the period December 31, 1999.



                                        Yours Truly,

                                        /s/ Kost, Forer and Gabbay
                                        KOST, FORER AND GABBAY
                                        A Member of Ernst & Young International


October 23, 2000
Tel-Aviv, Israel